 Exhibit 4.7

EMPLOYMENT AGREEMENT ADDENDUM

This Employment Agreement Addendum (this "Addendum") is entered into and effective as of December 10, 2024 (the "Effective Date"), by and between DHT Management S.A.M. (the "Company") and Svein Moxnes Harfjeld (the "Executive'). Capitalized terms used but not otherwise defined in this Addendum shall have the meanings ascribed to them in the Employment Agreement unless defined in Exhibit A.

WHEREAS, the Company and the Executive are each party to that certain Employment Agreement, dated October 30, 2019, by and between the Company and the Executive (the "Employment Agreement").

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, the Company and the Executive hereby agree as follows:

1.          Change of Control. Notwithstanding anything to the contrary set forth in the Employment Agreement relating to severance pay, benefits or similar payments payable in connection with a Change of Control:

1.1          In the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, on or within two (2) years following a Change of Control, the Company shall pay the Executive a severance payment in an amount equal to two (2) times the sum of (A) the Executive's base salary in effect as of the time of such termination (before giving effect to any reduction that would constitute Good Reason), plus (B) the Executive's Target Bonus, which shall be payable on the sixtieth (60th) day following the expiration of any notice or garden leave period set forth in the Employment Agreement and is subject to Executive's compliance with the Severance Conditions. In addition, the Company (i) may elect in its discretion to pay all or a portion of the Executive's cash bonus award with respect to the prevailing bonus scheme for the performance period in effect for the period in which such termination occurs, which, if payable, shall be paid at the same time as payments are made to other executives participating in such bonus scheme and (ii) in the event the Executive was required by the Company to relocate his or her principal residence in connection with his or her employment with the Company, the Company shall satisfy, or reimburse Executive for, any residential lease payments that the Executive is responsible for during the remaining term of the then-current lease. The amounts payable, if any, pursuant to the preceding two sentences shall be collectively referred to herein as the "CIC Severance Payment" and shall be reduced by any severance payments previously paid under the Employment Agreement. For avoidance of doubt, the CIC Severance Payment shall only apply on or following a Change of Control; all other severance entitlements under the Employment Agreement (without regard to this Addendum) shall be governed by the terms thereof. Severance pay under this clause shall not form the basis for pension benefits. All payments hereunder shall be subject to applicable deductions and withholdings under applicable law. Furthermore, all granted but not yet vested equity awards (e.g., restricted shares or options) shall vest immediately and become exercisable upon such termination.

1.2          The entitlement to the CIC Severance Payments does not apply if the Executive's employment is terminated due to the Executive reaching retirement age or terminating employment due to death, disability or retirement.

1.3          The Executive shall forfeit any entitlement to receive the CIC Severance Payments in the event that the Executive breaches any of the restrictive covenants set forth in the Employment Agreement and the Company shall have the right to recover any previously paid CIC Severance Payments in the event of such a breach, in addition to any other remedies available to the Company under applicable law.

2.          Effect of Addendum. Except as expressly amended by this Addendum, all of the terms and provisions of the Employment Agreement are unchanged and remain in full force and effect. From and after the Effective Date, unless the context requires, any reference to "this Agreement" or "hereto" in the Employment Agreement and any reference to "the Employment Agreement" in this Addendum or in any other document or instrument executed or delivered in connection therewith or herewith shall be construed as a reference to the Employment Agreement as amended by this Addendum.

3.          Counterparts. This Addendum may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Addendum shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature page follows]

By your signature below, you acknowledge that you have read the foregoing Addendum, you accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

DHT MANAGEMENT S.A.M

by
/s/ Erik Andreas Lind
Name: Erik Andreas Lind
Title: Authorized signatory

/s/ Svein Moxnes Harfield
Svein Moxnes Harfjeld

[Employment Agreement Addendum Signature Page]

EXHIBIT A

CERTAIN DEFINED TERMS

"Cause" shall have the meaning set forth in the Employment Agreement, or if no such definition is contained therein, Cause shall mean any of the following: (i) the Executive's dishonesty or breach of any fiduciary duty to the Company or any of its affiliates in the performance of the Executive's duties hereunder; (ii) the Executive's conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, fraud, dishonesty, theft, unethical business conduct or conduct that impairs the reputation of the Company or any of its affiliates or any felony (or the equivalent thereof in any jurisdiction); (iii) the Executive's gross negligence or willful misconduct in connection with the Executive's duties hereunder or any act or omission that is injurious to the financial condition or business reputation of the Company or any of its affiliates; or (iv) the Executive's gross breach of duty or other serious breach of the Employment Agreement (including any addendums thereto).

"Change of Control" shall have the meaning set forth in the Employment Agreement, or if no such definition is included therein, Change of Control shall have the meaning set forth in the DHT Holdings, Inc. 2022 Incentive Compensation Plan or any successor plan.

"Good Reason" shall have the meaning set forth in the Employment Agreement, or if no such definition is included therein, Good Reason shall mean the occurrence of any of the following events or circumstances (without the prior written consent of the Executive): (i) a material reduction of the Executive's authority or a material change in the Executive's functions, duties or responsibilities; (ii) a reduction in the Executive's base salary; (iii) a change in the geographic location of the Executive's principal place of work by more than eighty (80) kilometers; or (iv) a breach by the Company of any material obligation of the Company under the Employment Agreement, including any addendums thereto. Notwithstanding the foregoing, the Executive may not terminate the Executive's employment for Good Reason unless: (1) the Executive provides written notice to the Company no more than thirty (30) days after the date the Executive has actual knowledge of such event (or should have known of such event) constituting Good Reason, with such notice stating the grounds claimed for Good Reason, (2) the Company shall have thirty (30) days from the giving of such notice within which to cure such breach if curable and (3) the Executive commences the applicable notice period within thirty (30) days after the end of such cure period described in clause (2) if such breach is not so cured (or is not curable).

"Severance Conditions" means that the Executive (i) signs an employment termination agreement with the Company under which the Executive agrees not to dispute a possible dismissal on the part of the Company or the terms and conditions for such a dismissal, and releases any and all claims against the Company or any of its affiliates and their respective affiliates, directors, officers, employees, agents and representatives in form and substance acceptable to the Company, and (ii) immediately complies with any request from the Company to actually terminate the Executive's employment and/or is released from the duty to work and/or to perform other duties.

"Target Bonus" means the target bonus opportunity for the prevailing bonus scheme in effect at the time of termination.